Exhibit 99.1

Fabrinet Delays Filing of Form 10-K

BANGKOK, Thailand – September 25, 2014 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that it is delaying the filing of its Annual Report on Form 10-K for the year ended June 27, 2014 (the “Form 10-K”).

Prior to the completion of Fabrinet’s fiscal year 2014 financial results, Fabrinet discovered potential accounting violations with respect to consignment shipments and inventory. Subsequently and as previously disclosed, the Audit Committee of Fabrinet’s Board of Directors began conducting an internal investigation concerning various accounting cut-off issues, specifically procedures surrounding consignment revenue and inventory. The investigation identified certain process weaknesses concerning shipments of goods to consignment and the need for certain remedial measures, including (1) process improvements, (2) personnel training regarding revenue recognition policies and inventory management techniques and their relevant accounting considerations, and (3) certain personnel actions. The Audit Committee provided these findings to Fabrinet’s management.

On September 10, 2014, Fabrinet filed with the SEC a Form 12b-25, Notification of Late Filing, with regard to its Form 10-K. At the time of filing, Fabrinet expected that it would be able to file its Form 10-K within the 15-day extension period provided by the form. However, Fabrinet recently determined that it requires additional time to file its Form 10-K because it is currently evaluating and discussing with its auditors its accounting practices concerning consignment goods.

Fabrinet expects to file its Form 10-K by next week.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: www.fabrinet.com.

Forward-Looking Statements

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Fabrinet’s expectation to file the Form 10-K next week.

These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from management’s current expectations include, among other things, the discovery of additional information relevant to the internal investigation; the timing of the review by, and the conclusions of, our independent registered public accounting firm regarding the internal investigation and our financial statements; and the risk that the completion and filing of the Form 10-K will take longer than expected. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

SOURCE: Fabrinet

Investor Contact:

Jennifer Predmore

215-428-1797

ir@fabrinet.com